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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Arab American Express Company Ltd., a Jordanian company.

Secretarial and Business Services Co. (Aramex) L.L.C., organized under the laws of Dubai.

Arabian Express Courier, a subsidiary of Al Khalidia International Group of Companies, organized under the laws of Abu Dhabi.

Almana Trading Company, organized under the laws of Qatar.

Arab American Express Co., organized under the laws of Bahrain.

Alawsat International Transport Company, Ltd., a Saudi Arabian company.

Aramex International Courier France, a French company.

Aramex (U.K.) International Courier, Ltd., organized under the laws of the United Kingdom.

Aramex International Courier of Virginia, Inc., a company organized under the laws of the Commonwealth of Virginia.

Aramex International Inc., a company organized under the laws of New York.

Global Venture Group, a company organized under the laws of Kuwait.

Aramex (Hellas) International S.A., a Greek company.

Aramex International Limited, Israel, organized under the laws of Israel.

Aramex International, Limited, a Hong Kong Company.